CORNERSTONE PROPERTIES AND NEW YORK STATE TEACHERS ANNOUNCE STRATEGIC
                                  INVESTMENT


NEW YORK, NEW YORK November 22, 1996 -- Cornerstone Properties Inc. ("Cornerstone") and The New York State Teachers' Retirement System ("NYSTRS") announced today that NYSTRS has made in investment of $100 million in Cornerstone, a leading U.S. office REIT. The investment consisted of a cash purchase of convertible preferred stock of Cornerstone. NYSTRS was advised by Equitable Real Estate Investment Management Inc. and Cornerstone was advised by Lazard Freres & Co. LLC.

G. Abbott Davis, who is in charge of NYSTRS' $3.75 billion mortgage and real estate investment program, said, "We believe investing in real estate operating companies will be an important part of pension fund portfolios and we are very pleased to be playing a key role in the growth of Cornerstone."

John S. Moody, Cornerstone's President and CEO, said, "We are very excited by this strong expression of support from NYSTRS as we seek to expand Cornerstone's position as one of the country's major owners of premier office buildings."

Cornerstone has recently purchased high quality office buildings in Boston, New York, Chicago and Pittsburgh and will use the NYSTRS investment to make additional acquisitions. The Cornerstone portfolio presently comprises seven buildings totaling 4.7 million square feet with 97% occupancy.